SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 5, 2001

THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY
(Exact name of Registrant as specified in its Charter)

Delaware	0-23323	36-4153491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2900 Texas Avenue, Bryan, Texas	77802
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (979) 779-2900

N/A
(Former name or former address, if changed since last report)

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Item 5. Other Events

        On November 5, 2001, the board of directors of Texas United Bancshares, Inc. ("Texas United") and The Bryan-College Station Financial Holding Company ("Bryan") announced the signing of a definitive agreement, whereby Texas United will acquire Bryan and its subsidiary First Federal Savings Bank, Bryan, Texas. Under the agreement First Federal will be merged with State Bank, a wholly-owned subsidiary of Texas United. The agreement calls for Bryan shareholders to receive .31579 shares of Texas United common stock for each share of Bryan common stock held. The transaction has a value of approximately $2.8 million based on the $19.00 per share fair market value of Texas United common stock, resulting in an implied price of $6.00 for each share of Bryan common stock.

        As part of the transaction, Texas United intends to register its common stock with the SEC and become a publicly reporting company.

        The acquisition will be accounted for as a purchase and is expected to close in the first quarter of 2002. The agreement has been approved by the board of directors of both companies. However, the acquisition is contingent on the approval of Bryan shareholders and the approval of regulatory authorities.

        The foregoing information does not purport to be complete and is qualified in its entirety by reference to the agreement attached hereto.

Item 7. Financial Statements and Exhibits

           (c) Exhibits

        Exhibit 2 -- Definitive Agreement

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY
Date: November 6, 2001	By: /s/ Gary Snoe Gary Snoe Chairman of the Board

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EXHIBIT INDEX

Exhibit No.	Description
2	Definitive Agreement